UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2005, Kindred Healthcare, Inc. (the “Company”) entered into an amendment (the “Amendment”) of its $300 million Amended and Restated Credit Agreement dated as of June 28, 2004 among the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent and Collateral Agent (the “Credit Facility”).

The Amendment (1) allows the Company to increase the credit capacity from $300 million to $400 million, (2) increases the amount permitted for acquisitions and certain investments by the Company from $400 million to $500 million and (3) authorizes transactions to acquire ten unprofitable leased nursing centers for resale and enter into a sale and leaseback transaction involving two hospitals currently owned by the Company. The Company is currently in the process of seeking lender commitments for the $100 million of additional borrowing capacity and anticipates obtaining these commitments during the first quarter of 2006.

At September 30, 2005, there were no outstanding borrowings under the Credit Facility.

A copy of the Amendment is attached hereto as Exhibit 10.1.

Item 7.01.	Regulation FD Disclosure.

Incorporated by reference is a press release issued by the Company on December 22, 2005, which is attached hereto as Exhibit 99.1. This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section.

Item 9.01.

(c)	Exhibits

Exhibit 10.1	Amendment No. 2 to Credit Agreement and Security Agreement dated as of December 22, 2005, to the $300,000,000 Amended and Restated Credit Agreement dated as of June 28, 2004 among Kindred Healthcare, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent and Collateral Agent.

Exhibit 99.1	Press release dated December 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 22, 2005	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Senior Vice President of Corporate Legal Affairs and Corporate Secretary

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